Exhibit 4.44

7th AMENDMENT

TO THE 2nd RENEWAL OF RAGNAROK LICENSE AND DISTRIBUTION AGREEMENT

THIS AMENDMENT (“Amendment”) is made and entered into on this 29th day September, 2012(“Effective Date”) by and between Gravity Co., Ltd., a corporation duly organized and existing under the laws of the Republic of Korea (hereinafter referred to as “Korea”) and having its principle office at 15F, Nuritkum Square Business Tower, 1605, Sangam-Dong, Mapo-Gu, Seoul, Korea (“Licensor”) and GungHo Online Entertainment, Inc., a corporation duly organized and existing under the laws of Japan and having its principal office at Sumitomo Fudousan Marunouchi Bldg 3-8-1 Marunouchi, Chiyoda-ku, Tokyo, 100-0005 Japan (“Licensee”).

WHEREAS, Licensor and Licensee (“Parties”) entered into the 2nd Renewal of Ragnarok License and Distribution Agreement dated September 29, 2006 (“Original Agreement”).

WHEREAS, the Parties entered into the several Amendments (“Prior Amendments”) listed in the table below. Each amendment shall be hereinafter referred to such name as defined in the Note of the table below.

Title	Signed Date	Note
Amendment to the 2nd Renewal of Ragnarok License and Distribution Agreement	Dec. 17, 2007	1st AMENDMENT
Amendment to the 2nd Renewal of Ragnarok License and Distribution Agreement	Sep. 9, 2008	2nd AMENDMENT
Amendment to the 2nd Renewal of Ragnarok License and Distribution Agreement	Sep. 29, 2009	3rd AMENDMENT
Amendment to the 2nd Renewal of Ragnarok License and Distribution Agreement	Nov. 1, 2009	4th AMENDMENT
2nd Amendment to the 2nd Renewal of Ragnarok License and Distribution Agreement	May. 31, 2010	5th AMENDMENT
Amendment to the 2nd Renewal of Ragnarok License and Distribution Agreement	Aug. 23, 2011	6th AMENDMENT

WHEREAS, the Parties hereto desires to amend the Original Agreement as specified below.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, Licensor and Licensee agree as follows:

1.	Renewal Term

The Parties agree to extend the term of the Original Agreement for three (3) years (“Renewed Term”) from September 29, 2012 with conditions stated below in this Amendment. The newly extended term of the Original Agreement shall be from September 29, 2012 to September 28, 2015.

2.	Renewal Condition

2.1	Renewal License Fee

Licensee shall pay to Licensor a non-recoupable and non-refundable Renewal license fee (“4th Renewal License Fee”) in the amount of One Million and Two Hundred Thousand US Dollars (USD 1,200,000) within fifteen (15) calendar days from the Effective Date of this Amendment. For the avoidance of doubt, Licensee shall have no obligation to pay to Licensor MG Payment for this Amendment.

2.2	Royalty Payment

In addition to the 4th Renewal License Fee specified in Article 2.1 of this Amendment, Licensee shall pay to Licensor as Royalty Payments Forty percent (40%) of the Net Revenue during the Renewed Term. All other Royalty Payment and Report conditions shall remain the same as set out in the Original Agreement and Prior Amendments.

3.	Marketing Support

The Parties agree that the Article 7.2 of the Original Agreement and the Article 1.4, 1.5, 1.6, 4.1 and 4.2 of the 3rd AMENDMENT shall be deleted by this Amendment. The Parties also agree that 5th AMENDMENT shall be terminated as of the Effective Date of this Amendment.

4.	Technical Support

Article 4.2 of the Original Agreement shall be replaced as follows:

During the term of this Agreement and until the end of the commercial service of the Game, Licensee is able to request Licensor to dispatch or withdraw technical support personnel to or from Licensee’s office for technical support, including maintenance support, patches and updates. All expenses for travel, lodging, food and other general living expenses incurred by such dispatched personnel of Licensor shall be borne by Licensee.

5.	Continuing Effectiveness of the Original Agreement

Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Agreement and Prior Amendments, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

6.	Effective Date

All the Articles of the Original Agreement amended by this Amendment shall be effective and applicable on and from Effective Date of this Amendment as said above.

IN WITNESS WHEREOF, the Parties have caused their respective representatives to execute this Amendment in duplicate and each party retains one copy.

GRAVITY Co., Ltd.		GungHo Online Entertainment, Inc.

By:		By:
Name:	Hyun Chul Park	Name:	Kazuki Morishita
Title:	CEO	Title:	President & CEO

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